UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHNAGE ACT OF 1934

                        Filed by the Registrant {X}

                  Filed by a Party other than the Registrant { }

 Check the appropriate box:

 {X} Preliminary Proxy Statement

 { } Confidential, for Use of the Commission only
     (as permitted by Rule 14a-6(e)(2))

 { } Definitive Proxy Statement

 { } Definitive Additional Materials

 { } Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                 POP N GO, INC
                (Name of Registrant as Specified In Its Charter)

               Payment of Filing Fee (Check the appropriate box):

 { } No fee required

 { } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies: N/A

    (2) Aggregate number of securities to which transaction applies: N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fees calculated and state how it was determined): N/A

    (4) Proposed maximum aggregate value of transaction: N/A

    (5) Total fee paid: N/A

{ } Fee paid previously with preliminary materials.

{ } Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A
(2) Form, Schedule or Registration Statement No.: N/A
(3) Filing Party: N/A
(4) Date Filed: November 4, 2005

===============================================================



                                 POP N GO, INC.
                               12429 E PUTNAM ST
                           WHITTIER, CALIFORNIA 90602

                                PROXY STATEMENT

This proxy statement is being furnished by Pop N Go (the "Company") on or about November 4, 2005 in connection with the solicitation of a written consent from all shareholders, seeking approval by a majority in capital interest, of a proposed amendment of the company's Certificate of Incorporation to increase authorized capital stock from 300,000,000 shares to 900,000,000 shares.

As of November 1, 2005, the record date for determining the holders of stock entitled to notice of the proposed solicitation of written consent, there were 168,033,285 shares of common stock outstanding; constituting all the voting stock of the Company entitled to vote at any meeting. Each share of stock is entitled to one vote.

The execution of a written consent by the holders of a majority in capital interest of the outstanding stock of the Company's common stock, viewed as a single class, is necessary to effectuate shareholders approval by written consent.

PERSONS MAKING THE SOLICITATION

This solicitation of proxies is made on behalf of our Board of Directors and the cost thereof will be borne by the Company. Our directors, officers and employees (none of whom will receive any compensation in addition to his or her regular compensation) may solicit written consents from stockholders by mail, telephone, telegrams, facsimile and other electronic communication, and from personal interviews. We will reimburse banks, brokers and nominees for their expenses in forwarding proxy materials and form of written consent to our beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company has approximately 168,033,285 shares of common stock outstanding. Each share is entitled to one vote on all matters to come before the stockholders.

The Company will solicit a written consent of shareholders from all shareholders of the Company, seeking approval of a majority in capital interest of the Company's outstanding stock for an amendment to the Company's Certificate of Incorporation to increase authorized Capital Stock from 300,000,000 shares to 900,000,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and nature of beneficial ownership of each of the Executive Officers and Directors of the Company. The information below is based on 168,033,285 shares issued and outstanding as of November 1, 2005.


SECURITY OWNERSHIP OF MANAGEMENT
		 Name and	      Amount and
	        Address of            Nature of
     Title of   Beneficial	      Beneficial	Percent
     Class      Owner	              Owner	       of Class
----------------------------------------------------------------
	Common	Melvin Wyman*	      10,806,750	   6.43%
		President,
              	Chief Executive Officer
		And Director
		12429 East Putnam Street
		Whittier, CA 90602

Officers & Directors as a Group:     10,806,750

*Held through Calblue Inc.



                                   PROPOSAL 1

                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION

On October 31, 2005, our Board of Directors adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the total authorized shares from 300,000,000 shares to 900,000,000 shares. Such increase would be effectuated by amending current Article Fourth of the Certificate of Incorporation of the Company to read as follows:

"FOURTH: The total number of shares of stock which this corporation shall have authority to issue is 900,000,000 shares of common stock, par value $0.001 per share."

The additional shares of common stock for which authorization is sought herein would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding.

As of November 1, 2005, 168,033,285 shares of Common stock were issued and outstanding. Therefore, of the 300,000,000 shares currently authorized by the Certificate of Incorporation, approximately 131,966,715 shares are presently available for general corporate purposes.


            PURPOSES AND EFFECTS OF THE AUTHORIZED SHARES AMENDMENT

The Company's directors believe that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisition transactions, stock dividends, stock splits and other general corporate purposes. The Company's directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders' meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing shareholders, management believes that such transactions would increase the value of the Company to its shareholders.

The Board of Directors does not intend to issue any common stock or securities convertible into common stock except on terms that the Board of Directors deems to be in best the interest of the Company and its stockholders. Other than our agreements with Cornell Capital Partners, we have no arrangements, agreements, or understandings in place at the present time for the issuance or use of the additional shares of common stock to be authorized by the proposed amendment to the Certificate of Incorporation.

Although an increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, this proposal to amend the Certificate of Incorporation is not in response to any effort of which we are aware to accumulate our stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

There are certain advantages and disadvantages of voting for an increase in the Company's authorized common stock. The advantages include:

 - The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions.

 - To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:

 - Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

 - The issuance of authorized but un-issued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company's Board of Directors, at that time.

                              BOARD RECOMMENDATION

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION VOTING PROCEDURES

Management plans to solicit Shareholders who in the aggregate hold 100% of the Company's outstanding stock, and solicit the Written Consent from such Shareholders to amend the Certificate of Incorporation to increase authorized capital stock from 300,000,000 shares to 900,000,000 shares.

FORM OF WRITTEN CONSENT

Attached hereto as Exhibit A is the form of Written Consent of Shareholders proposed to be used by the Board of Directors to solicit written consent from the shareholders of the Company.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If one annual report or information statement is being delivered to two or more security holders who share an address, furnish the following information in accordance with Sec.240.14a-3(e)(1):

(a) Only one annual report or information statement, as applicable, is being delivered to multiple security holders sharing an address, unless the Company has received contrary instructions from one or more of the security holders;

(b) The Company undertakes to deliver promptly upon written or oral request a separate copy of this Schedule 14A Information Statement, to a security holder at a shared address to which a single copy of the documents was delivered. A security holder may notify the Company that the security holder wishes to receive a separate copy of this Schedule C Information Statement by calling telephone (562) 945-9351, or sending a written request to the Company at 12429 East Putnam Street, Whittier, California 90602, Attention: Mel Wyman, Chief Executive Officer.

(c) The above phone number and mailing address can be used by a security holder to notify the Company that the security holder wishes to receive a separate annual report or proxy statement, as applicable, in the future;

(d) Security holders sharing an address can request delivery of a single copy of annual reports or information statements if they are receiving multiple copies of annual reports or information statements, by notification to the above telephone or address.



EXHIBITS

A. Form of Written Consent of Shareholders Approving Increase in Authorized Shares.

B: Letter to Shareholders Regarding: Written Consent of Shareholders Notice

By Order of the Board of Directors

	/s/Melvin Wyman
	_____________
	MELVIN WYMAN
	Director


Dated:  November 4, 2005

 -----------------------------------------------------------



                                   EXHIBIT A

                                 POP N GO, INC.
                     WRITTEN CONSENT OF BOARD OF DIRECTORS
                    APPROVING INCREASE IN AUTHORIZED SHARES


The undersigned shareholders of record of the above-named corporation, a Delaware corporation, whose shares represent a majority of the outstanding shares of the corporation, pursuant to Section 228 of Chapter 1 of the Delaware Corporate Law, hereby adopt by action by Written Consent, the following resolutions, effective as of November 1, 2005:

WHEREAS, the authorized number of shares of this corporation is 300,000,000 shares, of which 168,033,285 shares of capital stock are issued and outstanding; and

WHEREAS, the Directors of this corporation, in consultation with the officers of this corporation, have given serious consideration to changing the number of authorized shares of the common stock of this corporation to 900,000,000; AND

WHEREAS, to effectuate said changes, Article "FOURTH" of the Certificate of Incorporation of this corporation must be amended;

NOW, THEREFORE BE IT RESOLVED, that Article FOURTH of the Certificate of Incorporation shall be amended to read in full as follows:

"FOURTH: The total number of shares of stock which this corporation shall have authority to issue is 900,000,000 shares of common stock, par value $0.001 per share."

RESOLVED FURTHER, that this amendment of the Certificate of Incorporation is hereby approved.

RESOLVED FURTHER, that a Certificate of Amendment be executed and verified by the President and Secretary of the corporation and filed in the office of the Delaware Secretary of State, and elsewhere as required; and

RESOLVED FURTHER, that the officers of this corporation be, and they hereby are, authorized and directed to do or cause to be done all such acts and things, and to execute and file all documents and certificates as they may deem necessary and proper in order to effect the above amendment to the corporation's Certificate of Incorporation.

Shareholders:


Name: ___________________________________
		 Print Clearly

Signature: ______________________________

Date: ___________________________________


No. Of Shares: _________

Percent of
Outstanding
Stock: _________

---------------------------------------------------------------
                                   EXHIBIT B

                                  {Letterhead}
                                    Pop N Go

                     WRITTEN CONSENT OF SHAREHOLDERS NOTICE

Dear Stockholder:

You are encouraged to the read the enclosed Schedule 14A Definitive Proxy Statement filed with the SEC on November 4, 2005 as it is requesting your written consent to amend our Certificate of Incorporation.

As stated in the enclosed Schedule 14A:

"..On October 31, 2005, our Board of Directors adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the total authorized shares from 300,000,000 Shares to 900,000,000 Shares. Such increase would be effectuated by amending current Article Fourth of the Certificate of Incorporation of the Company to read as follows..."

You are being provided a Consent form with instructions for various ways to provide us with your approval.

The required response date is December 16, 2005. Your consideration in this matter is greatly appreciated.

Sincerely,


/s/Melvin Wyman
----------------
Melvin Wyman
Chief Executive Officer